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                U.S. SECURITIES AND EXCHANGE COMMISSION
                        Washington, D.C. 20549

                                FORM 4

             STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

    Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934, Section 17(a) of the Public Utility Holding Company Act of 1935 or
Section 30(f) of the Investment Company Act of 1940

[  ] CHECK THIS BOX IF NO LONGER
     SUBJECT OF SECTION 16. FORM 4
     OR FORM 5 OBLIGATIONS MAY
     CONTINUE. SEE INSTRUCTION 1(B).

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1. Name and Address of Reporting Person

   Brewer               Oliver (Chip)            G. III.
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   (Last)               (First)                 (Middle)

   2801 East Plano Parkway
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                                    (Street)

   Plano, Texas 75074
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   (City)               (State)                 (Zip)


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2. Issuer Name and Ticker or Trading Symbol

   Adams Golf, Inc. (ADGO)
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3. IRS or Social Security Number of Reporting Person (Voluntary)


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4. Statement for Month/Year

    March/1999
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5. If Amendment, Date of Original (Month/Year)

    April/1999
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6. Relationship of Reporting Person to Issuer
  (Check all applicable)

   [   ]   Director                     [   ]   10% Owner
   [ X ]   Officer (give title below)   [   ]   Other (specify below)


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7. Individual or Joint/Group Filing (Check Applicable Line)
   [ X ] Form filed by One Reporting Person
   [   ] Form filed by More than One Reporting Person

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

===================================================================================================================
Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
===================================================================================================================
                                                                                       6.
                                                4.                        5.           Owner-
                                                Securities Acquired (A)   Amount of    ship
                                  3.            or Disposed of (D)        Securities   Form:         7.  Nature
                                  Transaction  (Instr. 3, 4 and 5)        Beneficially Direct        of Indirect
                    2.            Code          -----------------------   Owned at End (D) or        Beneficial
1.                  Transaction  (Instr. 8)             (A)               of Month     Indirect      Ownership
Title of Security   Date          ----------            or      Price     (Instr. 3    (I)           (Instr.
(Instr. 3)          mm/dd/yy)     Code   V     Amount   (D)               and 4)       (Instr.4)     4)
------------------------------------------------------------------------------------------------------------------
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Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly


Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
            (e.g., puts, calls, warrants, options, convertible securities)

===================================================================================================================

                                                                                                    9.        10.
                                                                                                    Number    Owner
                                                                                                    of        ship
               2.                                                                                   Deriv-    of
               Conver-                     5.                              7.                       ative     Deriv-  11.
               sion                        Number of                       Title and Amount         Secur-    ative   Nature
               or                          Derivative    6.                of Underlying    8.      ities     Secur-  of
               Exer-              4.       Securities    Date              Securities       Price   Bene-     ity:    In-
               cise       3.      Trans-   Acquired (A)  Exercisable and   Instr. 3 and 4)  of      ficially  Direct  direct
               Price      Trans-  action   or Disposed   Expiration Date   -----------      Deriv-  Owned     (D) or  Bene-
1.             of         action  Code     of (D)       (Month/Day/Year)           Amount   ative   at End    In-     ficial
Title of       Deriv-     Date    (Instr.  (Instr. 3,    ---------------           or       Secur-  of        direct  Owner-
Derivative     ative     (Month/  8)       4 and 5)      Date     Expira-          Number   ity     Month     I)      ship
Security       Secur-     Day/    -----    ------------  Exer-    tion             of       (Instr. (Instr.   (Instr. (Instr.
(Instr. 3)     ity        Year)   Code V   (A)     (D)   cisable  Date     Title   Shares   5)      4)        4)      4)
--------------------------------------------------------------------------------------------------------------------------------
Employee       $4.00     03/02    A    V   30,000         (1)     03/01/   Common   30,000          110,000   D
Stock Option             1999                                     2004     Stock
(right to buy)
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====================================================================================================


Explanation of Responses:

(1)  The option vests in four (4) annual installments beginning 03/02/2000






By:    /s/ OLIVER G. (CHIP) BREWER III                    04/09/1999
     --------------------------------------------       -------------
      **Signature of Reporting Person                      Date



** Intentional misstatements or omissions of facts constitute Federal Criminal Violations.

     See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, see Instruction 6 for procedures.